Exhibit 10.2

Foreign Accounts And Inventory
Loan And Security Agreement

Dated As Of January 28, 2005

Between

LaSalle Business Credit, LLC

The Lender,

And

The Oilgear Company,

The US Borrower

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		Page
19.	GENERAL INDEMNIFICATION	52

20.	CURRENCY INDEMNITY	53

21.	NOTICE	53

22.	CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION	54

23.	MODIFICATION AND BENEFIT OF AGREEMENT	55

24.	HEADINGS OF SUBDIVISIONS	55

25.	POWER OF ATTORNEY	55

26.	CONFIDENTIALITY	56

27.	COUNTERPARTS	56

28.	ELECTRONIC SUBMISSIONS	56

29.	WAIVER OF JURY TRIAL; OTHER WAIVERS	57

30.	CONFLICTING PROVISIONS	58

EXHIBIT A — BUSINESS AND COLLATERAL LOCATIONS

EXHIBIT B – COMPLIANCE CERTIFICATE

EXHIBIT C – COMMERCIAL TORT CLAIMS

EXHIBIT D – OILGEAR VARIABLE COMPENSATION PLAN

SCHEDULE 1 – PERMITTED LIENS

SCHEDULE 11(i) – AFFILIATE TRANSACTIONS

SCHEDULE 11(j) – NAMES & TRADE NAMES

SCHEDULE 11(n) – INDEBTEDNESS

SCHEDULE 11(p) – PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 11(q) – NO DEFAULTS

SCHEDULE 11(s) – INTELLECTUAL PROPERTY

SCHEDULE 15(m) – NON-WHOLLY-OWNED SUBSIDIARY

SCHEDULE 17(a) – CLOSING DOCUMENT CHECKLIST

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FOREIGN ACCOUNTS AND INVENTORY
LOAN AND SECURITY AGREEMENT

     THIS FOREIGN ACCOUNTS AND INVENTORY LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 28th day of January, 2005 by and between LASALLE BUSINESS CREDIT, LLC, a Delaware corporation (“Lender”), 135 South LaSalle Street, Chicago, Illinois 60603-4105, and THE OILGEAR COMPANY, a Wisconsin corporation, having its principal place of business at 2300 South 51st Street, Milwaukee, Wisconsin 53234 ( “US Borrower”).

WITNESSETH:

     WHEREAS, US Borrower may, from time to time, request Loans from Lender, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Lender, shall be made;

     NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to US Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by US Borrower, the parties agree as follows:

     1. DEFINITIONS.

     “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds” and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time.

     “Additional Collateral” shall have the meaning specified in Section 6 hereof.

     “Adjusted Net Income ” shall mean, with respect to any period and any Person, such Person’s net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus interest expense, depreciation and amortization deducted in determining net income for such period, minus Capital Expenditures for such period not financed, minus any cash dividends paid or accrued and cash withdrawals paid or accrued to shareholders of US Borrower or other Affiliates (other than US Borrower or any Subsidiary of US Borrower) for such period which were not calculated in determining net income after taxes, and plus the after-tax increase in LIFO reserves, or minus the after tax decrease in LIFO reserves, all on a consolidated basis.

     “Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, any Company, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of any Company, or (iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by any Company.

     “Barclays Debt” shall mean the indebtedness of Oilgear UK owing pursuant to the Barclays Debt Agreement, in an aggregate principal amount not to exceed £3,200,000.

     “Barclays Debt Agreement” shall mean the on demand loan agreement between Oilgear UK and Barclays Bank PLC, as in effect on February 7, 2005 and as amended or modified from time to time in accordance with this Agreement.

     “Borrower Agreement” shall mean that certain Borrower Agreement of even date herewith executed by US Borrower in favor of Ex-IM Bank and Lender, as amended or modified from time to time.

     “Business Day” shall mean any day other than a Saturday, a Sunday or (i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.

     “Capital Expenditures” shall mean with respect to any Person(s) and any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by such Person(s) during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of such Person(s), all on a consolidated basis.

     “Collateral” shall mean all of the property of US Borrower described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Liabilities, including without limitation any Additional Collateral.

     “Companies” shall mean, collectively, US Companies and Non-US Companies.

     “Debt Service Coverage” shall mean, with respect to any period and any Person, the ratio of (i) such Person’s Adjusted Net Income, to (ii) such Person’s current principal maturities of long term debt and capitalized leases paid or scheduled to be paid during such period (other than the Barclays Debt), plus interest expense deducted in determining net income for such period, plus any prepayments on indebtedness owed to any Person (except trade payables, Revolving Loans and Excess Cash Flow prepayments pursuant to subsection 2(f)(vi)(B)) and paid during such period, all on a consolidated basis.

     “Dilution” shall mean, with respect to any period, the percentage obtained by dividing (i) the sum of non-cash credits against Accounts (including, but not limited to returns, adjustments and rebates) of US Borrower for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of US Borrower for such period, as determined by Lender in its sole discretion by (ii) gross invoiced sales of US Borrower for such period.

     “Dollars” and “$” shall mean lawful money of the United States. To the extent any amount is owing or is otherwise denominated in a currency other than Dollars, such amount shall be recalculated for the purposes of this Agreement in the then Dollar equivalent amount thereof as determined from time to time by Lender.

     “EBITDA” shall mean, with respect to any period and any Person, such Person’s net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis.

     “Eligible Export-Related Account” shall mean an Export-Related Account owing to US Borrower which is acceptable to Lender in its sole discretion for lending purposes. Without limiting Lender’s discretion, Lender shall, in general, consider an Export-Related Account to be an Eligible Export-Related Account if it meets, and so long as it continues to meet, the following requirements:

          (i) it is genuine and in all respects what it purports to be;

          (ii) it is owned by US Borrower, US Borrower has the right to subject it to a security interest in favor of Lender or assign it to Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

          (iii) it arises from (A) the performance of services by US Borrower in the ordinary course of US Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder (it being understood that Accounts based upon percentage of completion billing shall not be Eligible Export-Related Accounts); or (B) the sale or lease of Goods by US Borrower in the ordinary course of US Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) US Borrower has possession of, or US Borrower has delivered to Lender (at Lender’s request) shipping and delivery receipts evidencing delivery of such Goods;

          (iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within ninety (90) days after the date of the invoice and does not remain unpaid sixty (60) days past the due date thereof; provided, however, that if more than twenty-five percent (25%) of the aggregate Dollar amount of invoices owing by a particular Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

          (v) (A) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and (B) it is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part (except that Accounts excluded from Eligible Export-Related Accounts solely by reason of this clause (v)(B) shall be Eligible Export-Related Accounts to the extent of the amount of the Account that is not subject to setoff, counterclaim, credit, allowance, adjustment or dispute);

          (vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

          (vii) the Account Debtor thereunder is not a director, officer, employee or agent of US Borrower, or a Subsidiary, Parent, Company or other Affiliate;

          (viii) it is not an Account with respect to which the Account Debtor is a Governmental Authority;

          (ix) it is not an Account with respect to which the Account Debtor is located in a jurisdiction which requires US Borrower, as a precondition to commencing or maintaining an action in the courts of that jurisdiction, either to (A) receive a certificate of authority to do business and be in good standing in such jurisdiction; or (B) file a notice of business activities report or similar report with such jurisdiction’s taxing authority, unless (x) US Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by US Borrower at its election; or (z) US Borrower has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such jurisdiction’s laws;

          (x) the Account Debtor is not located within the United States of America or a country with which Ex-Im Bank is prohibited from doing business as described in the Country Limitation Schedule (as defined in the Borrower Agreement) and the Account complies with the requirements of the Country Limitation Schedule;

          (xi) the Account is denominated in Dollars;

          (xii) it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

          (xiii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of US Borrower contained in this Agreement;

          (xiv) it is not an Account which, when added to a particular Account Debtor’s other indebtedness to US Borrower, exceeds ten percent (10%) (or with respect to Accounts owing by Volvo, twenty five percent (25%)) of all Accounts of US Borrower or a credit limit determined by Lender in its sole discretion for that Account Debtor (except that Accounts excluded from Eligible Export-Related Accounts solely by reason of this clause (xiv) shall be Eligible Export-Related Accounts to the extent of such percentage or credit limit, as applicable);

          (xv) it is not an “Eligible Account” as defined in the Non-EXIM Loan Agreement;

          (xvi) it is an Account resulting from the export of Goods or services of US Borrower outside of the United States of America;

          (xvii) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Lender in its sole discretion; and

          (xviii) it is an Account that meets all criteria of Eligible Export-Related Accounts set forth in the Borrower Agreement; provided, that to the extent any criteria set forth in the Borrower Agreement are less restrictive than the criteria set forth herein, the criteria set forth herein shall control and to the extent any criteria set forth in the Borrower Agreement are more restrictive that the criteria set forth herein, the criteria set forth in the Borrower Agreement shall control.

     “Eligible Export-Related Inventory” shall mean Export-Related Inventory of US Borrower which is acceptable to Lender in its sole discretion for lending purposes. Without limiting Lender’s discretion, Lender shall, in general, consider Inventory to be Eligible Export-Related Inventory if it meets, and so long as it continues to meet, the following requirements:

          (i) it is owned by US Borrower, US Borrower has the right to subject it to a security interest in favor of Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

          (ii) it is not designated for export to a country with which Ex-IM Bank is prohibited from doing business as described in the Country Limitation

Schedule (as defined in the Borrower Agreement) and the Inventory complies with the requirements of the Country Limitation Schedule;

          (iii) it is located on one of the premises listed on Exhibit A for US Borrower in the continental United States (or other locations in the continental United States of which Lender has been advised in writing pursuant to subsection 12(b)(i) hereof) and is not in transit;

          (iv) if held for sale or lease or furnishing under contracts of service, it is (except as Lender may otherwise consent in writing) new and unused and free from defects which would, in Lender’s sole determination, affect its market value;

          (v) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Lender has given its prior written approval and US Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Lender shall require;

          (vi) it is either (A) raw material Inventory (including purchased component parts), in each case which have been acquired or sold by US Borrower in the then previous eighteen (18) months or (B) finished goods Inventory;

          (vii) Lender has determined, in accordance with Lender’s customary business practices, that it is not unacceptable due to age, type, category or quantity;

          (viii) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of US Borrower contained in this Agreement;

          (ix) it is designated by US Borrower as Inventory that will be sold by US Borrower to a customer located outside of the United States of America;

          (x) it is not “Eligible Inventory” as defined in the Non-EXIM Loan Agreement; and

          (xi) it is Inventory that meets all criteria of Eligible Export-Related Inventory set forth in the Borrower Agreement; provided, that to the extent any criteria set forth in the Borrower Agreement are less restrictive than the criteria set forth herein, the criteria set forth herein shall control and to the extent any criteria set forth in the Borrower Agreement are more restrictive that the criteria set forth herein, the criteria set forth in the Borrower Agreement shall control.

     “Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to any Company’s business or facilities owned or operated by any Company, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

     “Event of Default” shall have the meaning specified in Section 15 hereof.

     “Excess Availability” shall mean, as of any date of determination by Lender, the excess, if any, of the lesser of (i) the Maximum Revolving Loan Limit less the outstanding Revolving Loans and (ii) the Revolving Loan Limit less the outstanding Revolving Loans, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable of any Company which remain unpaid more than sixty (60) days after the due dates thereof as the close of business on such date are treated as additional Revolving Loans outstanding on such date.

     “Ex-Im Bank” shall mean the Export-Import Bank of the United States.

     “Export-Related Accounts” shall mean Export-Related Accounts Receivable (as defined in the Borrower Agreement).

     “Export-Related Inventory” shall have the meaning specified in the Borrower Agreement.

     “Fiscal Year” shall mean each twelve (12) month accounting period of US Borrower, which ends on December 31st of each year.

     “German Borrower Cross Collateralization Cap” shall mean Two Million One Hundred Thousand and No/100 Dollars ($2,100,000).

     “German Real Property Mortgage” shall mean a first ranking land mortgage without mortgage certificate (Buchgrundschuld) in favor of Lender over the German Borrower’s real property located at Im Gotthelf 8, D-65795 Hattersheim, Federal Republic of Germany together with a personal and in rem submission to immediate forced execution.

     “German Subsidiary” shall mean Oilgear GmbH, a German limited liability company.

     “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

     “Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

     “Indemnified Party” shall have the meaning specified in Section 19 hereof.

     “Interest Period” shall have the meaning specified in subsection 4(a)(ii) hereof.

     “IRB Indenture” shall mean that certain Trust Indenture dated October 1, 1997 between County of Dodge, Nebraska and IRB Trustee, as in effect on the date hereof.

     “IRB Lease Agreement” shall mean that certain Lease Agreement dated October 1, 1997 between County of Dodge, Nebraska and US Borrower, as in effect on the date hereof.

     “IRB Trustee” shall mean Norwest Bank Wisconsin, National Association.

     “Items” shall have the meaning set forth in the Borrower Agreement.

     “LaSalle Bank” shall mean LaSalle Bank National Association, Chicago, Illinois.

     “Liabilities” shall mean any and all obligations, liabilities and indebtedness of US Borrower to Lender or to any parent, affiliate or subsidiary of Lender arising from this Agreement and the Other Agreements, of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

     “LIBOR Rate” shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to (a) the offered rate for deposits in Dollars for a period equal to such Interest Period as displayed in the Bloomberg Financial Markets system (or such other authoritative source as selected by Lender in its sole discretion) as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period divided by (b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve

System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by Lender by the Board of Governors of the Federal Reserve System. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

     “LIBOR Rate Loans” shall mean the Loans bearing interest with reference to the LIBOR Rate.

     “Loan Authorization Agreement” shall mean that certain Loan Authorization Notice dated as of the date hereof executed by Lender relating to this Agreement.

     “Loans” shall mean all loans and advances made by Lender to or on behalf of US Borrower hereunder.

     “Lock Box” and “Lock Box Account” shall have the meanings specified in subsection 8(a) hereof.

     “Master Guarantee Agreement” shall have the meaning specified in Section 23 hereof.

     “Material Adverse Effect” shall mean a material adverse effect on (i) the business, property, assets, prospects, operations or condition, financial or otherwise, of (a) US Borrower or (b) the Companies, taken as a whole, (ii) the Collateral or Lender’s liens on the Collateral or the priority of such liens, or (iii) Lender’s rights and remedies under this Agreement and the Other Agreements.

     “Maximum Loan Limit” shall mean Three Million and No/100 Dollars ($3,000,000).

     “Maximum Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

     “Nebraska IRBs” shall mean the Nebraska Variable Rate Demand Industrial Development Revenue Bonds, Series 1997.

     “Non-EXIM Loan Agreement” means the Loan and Security Agreement of even date herewith among US Borrower, Spanish Subsidiary, German Subsidiary and Lender, as amended, modified or restated from time to time.

     “Non-US Companies” shall mean collectively, each Subsidiary of US Borrower that has been formed or incorporated under the laws of any country other than the United States, and each of their predecessors.

     “Obligor” shall mean US Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

     “Oilgear France” shall mean Oilgear Towler S.A., a French limited liability company.

     “Oilgear India” shall mean Oilgear Towler Polyhydron Pvt. Ltd., a private limited company organized in India.

     “Oilgear Italy” shall mean Oilgear Towler S.r.l., an Italian limited liability company.

     “Oilgear Taiwan” shall mean Oilgear Towler Taiwan Co. Ltd., a limited liability company organized in Taiwan.

     “Oilgear UK” shall mean Oilgear Towler Ltd., a limited liability company organized in the United Kingdom.

     “Original Term” shall have the meaning specified in Section 10 hereof.

     “Other Agreements” shall mean all agreements, instruments and documents executed in connection with this Agreement (other than this Agreement, the Non-EXIM Loan Agreement and any document executed in connection with the Non-EXIM Loan Agreement), including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf US Borrower, a Company, an Obligor or any other Person and delivered to Lender or to any parent, affiliate or subsidiary of Lender in connection with the Liabilities or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

     “Parent” shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Company and, if a Company is a partnership, the general partner of such Company.

     “PBGC” shall have the meaning specified in subsection 12(b)(v) hereof.

     “Permitted Liens” shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder; (ii) liens or security interests in favor of Lender, including without limitation the liens or security interests pursuant to the Non-EXIM Loan Agreement; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on any Company’s ability to use such real property for its intended purpose in connection with such Company’s business; (iv) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (v) liens granted by Oilgear

UK on substantially all of the assets of Oilgear UK to secure the Venture Debt; (vi) liens granted by Oilgear UK on its assets pursuant to the Barclays Debt Agreement to secure the Barclays Debt; (vii) liens set forth on Schedule 1 and any lien arising out of the refinancing, extension or renewal of any indebtedness secured by such liens set forth on Schedule 1; provided, that (A) such indebtedness is not secured by any additional assets, (B) the amount of such indebtedness is not increased and (C) such indebtedness is permitted under this Agreement; (viii) liens and prior claims securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith in accordance, so long as in each case US Borrower is in compliance with subsection 12(n) hereof with respect to such taxes and other governmental charges; (ix) deposits of money in an aggregate amount not to exceed Seventy-Five Thousand and No/100 Dollars ($75,000) to secure performance of bids, trade contracts, leases and statutory obligations, in each case provided in the ordinary course of business; (x) liens on the assets of any Non-US Company (other than on (A) the real property of Spanish Subsidiary located at Entidad Zicunaga, Apartado 14, Hernani (Guipuzcoa) Spain, (B) the real property of German Subsidiary located at Im Gotthelf 8, D-65795 Hattersheim, Federal Republic of Germany, (C) the real property of Oilgear Italy located at Via Artigianale, 23 25010, Montirone (Brescia), Italy, (D) the real property of Oilgear France located at Allee de Freres Montgolfier Parc d’Activities de Paris-Est-Croissy-Beauborg, France and (E) any other assets on which Lender has a lien), which have been granted in the ordinary course of such Non-US Company’s business solely to secure the guaranties permitted pursuant to subsection 13(a)(iii) hereof; (xi) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such liens attach only to Equipment, Fixtures and/or real estate; (xii) rights of setoff, banker’s lien and other similar rights arising solely by operation of law upon deposits of cash in favor of banks or other depository institutions; (xiii) subject to subsection 12(l) hereof, rights of the IRB Trustee, the holders of the Nebraska IRBs, and the issuer of the Nebraska IRBs under the IRB Indenture, the IRB Lease Agreement, that certain Building Improvement Lease Agreement dated as of October 1, 1997 between the US Borrower as lessor and the County of Dodge, Nebraska as lessee, and the instruments and agreements relating to the foregoing; and (xiv) liens on the cash collateral pursuant to that certain Cash Collateral and Security Agreement dated as of February 7, 2005 between the US Borrower and M&I Marshall & Ilsley Bank.

     “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

     “Plan” shall have the meaning specified in subsection 12(b)(v) hereof.

     “Prime Rate” shall mean LaSalle Bank’s publicly announced prime rate (which is not intended to be LaSalle Bank’s lowest or most favorable rate in effect at any time) in effect from time to time.

     “Prime Rate Loans” shall mean the Loans bearing interest with reference to the Prime Rate.

     “Renewal Term” shall have the meaning specified in Section 10 hereof.

     “Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

     “Revolving Loans” shall have the meaning specified in subsection 2(a) hereof.

     “Spanish Borrower Cap” shall mean Four Million Five Hundred and Eighty-Three Thousand and No/100 Dollars ($4,583,000).

     “Spanish Real Property Mortgage” shall mean the mortgage deed (Term Loan D), the mortgage deed (Term Loan C) and the mortgage deed (US Loans).

     “Spanish Subsidiary” shall mean Oilgear Towler, S.A., a Spanish corporation.

     “Subsidiary” shall mean any corporation or other entity of which more than fifty percent (50%) of the outstanding capital stock or other equity interest having ordinary voting power to elect a majority of the board of directors (or equivalent body) of such corporation or other entity (irrespective of whether at the time stock/equity of any other class of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Company, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by a Company or any partnership of which a Company is a general partner.

     “Tangible Net Worth” shall have the meaning specified in subsection 14(a) hereof.

     “Tax” shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by US Borrower to Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Lender.

     “US Companies” shall mean collectively, US Borrower and its Subsidiaries that have been formed or incorporated under the laws of the United States, and each of their predecessors.

     “Venture” shall mean Venture Finance PLC, a public limited company organized in the United Kingdom.

     “Venture Debt” shall mean the indebtedness of Oilgear UK owing pursuant to the Venture Debt Agreements.

     “Venture Debt Agreements” shall mean, collectively, (i) that certain Agreement for the Purchase of Debts between Venture and Oilgear UK, (ii) that certain Stock Loan Agreement between Venture and Oilgear UK and (iii) that certain Plant & Machinery Loan Agreement between Venture and Oilgear UK, each as in effect on February 7, 2005 and as amended or modified from time to time in accordance with this Agreement.

“Volvo” shall mean Volvo Construction Equipment Customer Support AB.

     2. LOANS.

     (a) Revolving Loans.

     Subject to the terms and conditions of this Agreement and the Other Agreements, including without limitation Section 17 hereof, during the Original Term and any Renewal Term, Lender agrees to make revolving loans and advances to US Borrower (the “Revolving Loans”) in an amount up to the sum of the following sublimits (the “Revolving Loan Limit”):

          (i) Up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of US Borrower’s business and less Retainages, as defined in the Borrower Agreement) of US Borrower’s Eligible Export-Related Accounts; provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Lender in good faith based on the results of the most recent twelve (12) month period for which Lender has conducted a field audit of US Borrower) exceeds five percent (5%); plus

          (ii) Up to seventy five percent (75%) of the lower of cost or market value (as determined according to generally accepted accounting principles) of US Borrower’s Eligible Export-Related Inventory or One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000), whichever is less; minus

          (iii) such reserves as Lender elects, in its sole discretion to establish from time to time (including without limitation reserves pertaining to contributions to the Companies’ pension plans);

provided, that (x) advances to US Borrower with respect to clause (ii) above shall at no time exceed sixty percent (60%) of the outstanding Revolving Loans and (y) the Revolving Loan Limit shall in no event exceed Three Million and No/100 Dollars ($3,000,000) (the “Maximum Revolving Loan Limit”).

     The aggregate unpaid balance of the Revolving Loans shall not at any time exceed the lesser of the (i) Revolving Loan Limit and (ii) the Maximum Revolving Loan Limit. If at any time the outstanding Revolving Loans exceed either the Revolving Loan Limit or the Maximum Revolving Loan Limit, or any portion of the Revolving Loans exceeds any applicable sublimit within the Revolving Loan Limit, US Borrower shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Revolving Loans in such order as Lender shall determine in its sole discretion.

     US Borrower hereby authorizes Lender, in its sole discretion, to charge any of US Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements.

     A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: US Borrower shall give Lender same day notice, no later than 1:00 P.M. (Chicago time) for such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice US Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that US Borrower maintains a controlled disbursement account at LaSalle Bank, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Prime Rate Loan. As an accommodation to US Borrower, Lender may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by US Borrower. Unless US Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from US Borrower, Lender shall have no liability to US Borrower for any loss or damage suffered by US Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by US Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

     US Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Loan requested by US Borrower, or deemed to be requested by US Borrower, as follows: the proceeds of each Revolving Loan requested (or deemed requested) under Section 2(a) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from US Borrower, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by US Borrower and Lender from time to time, or elsewhere if pursuant to a written direction from US Borrower.

     (b) Repayments.

     The Revolving Loans and all other Liabilities shall be repaid by US Borrower on the last day of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof.

     (c) Notes.

     The Loans shall, in Lender’s sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Lender.

     (d) Currency.

     All Loans shall be made and repaid in Dollars.

     (e) Payments Free and Clear.

     Subject to the terms hereof, any and all payments by any Company under this Agreement or any Other Agreement shall be made free and clear of and without deduction for any and all present or future tax, levy, impost, duty, deduction, withholding, any other similar charges and any and all liabilities (including without limitation, fines, penalties, interest and expenses) in lieu thereof or for non-collection on or in respect thereof (collectively, “Withholding Taxes”). If either (i) any Company is required by law (after giving effect to any applicable exemption available pursuant to applicable law) to deduct any Withholding Taxes from or in respect of any sum payable hereunder or under any Other Agreement to Lender or (ii) Lender shall be subject to any of the foregoing in respect of any sum payable hereunder (after giving effect to any applicable exemption available pursuant to applicable law), such Company shall (x) forthwith pay to Lender a supplemental payment on an After-Tax Basis, after making any or all required deductions, so that Lender shall receive an amount equal to the sum it would have received had no such deductions by such Company been made, and had no such payments been required by Lender, and (y) make such deductions and pay the full amount deducted to the relevant taxing authority in accordance with applicable law. In addition, US Borrower agrees to pay on an After-Tax Basis any present or future stamp or documentary taxes, any excise or property taxes, or other charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Other Agreement. “After-Tax Basis” means, in the case of any amount paid or payable to Lender, a basis such that any payment received or deemed to have been received shall be forthwith supplemented by a further supplemental payment to Lender so that after taking into account all federal, state, provincial, foreign or local income taxes (other than taxes imposed upon the net income of Lender), Lender receives an amount equal to the original payment received or deemed to have been received. In the event that a valid exemption from Withholding Taxes is available to a Company under applicable law, upon the reasonable request from such Company to the Lender, the Lender shall cooperate with such Company in executing and delivering applicable documents (to the extent such documents are in form and substance acceptable to Lender in its sole discretion) required to evidence that such exemption is available.

3. [Intentionally Omitted.]

     4. INTEREST, FEES AND CHARGES.

     (a) Interest Rate.

     Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

          (i) One-half of one percent (0.50%) per annum in excess of the Prime Rate in effect from time to time with respect to Revolving Loans, payable on the first Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

          (ii) Three hundred and fifty (350) basis points in excess of the LIBOR Rate for the applicable Interest Period with respect to Revolving Loans, such rate to remain fixed for such Interest Period. “Interest Period” shall mean any continuous period of one (1), two (2) or three (3) months, as selected from time to time by US Borrower requesting such LIBOR Rate Loan by irrevocable notice (in writing, by telecopy, telex, electronic mail, or cable) given to Lender not less than three (3) Business Days prior to the first day of each respective Interest Period; provided, that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the end of the Original Term or any Renewal Term; and (C) if for any reason US Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans. Interest shall be payable on the first Business Day of each month in arrears and on the last Business Day of such Interest Period.

          (iii) Upon the occurrence of an Event of Default, the Loans shall bear interest at the rate of two percentage points (2.0) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.

     (b) Other LIBOR Provisions.

          (i) Subject to the provisions of this Agreement, US Borrower shall have the option (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and (D) at any time, to request new Loans as Prime Rate Loans; provided, that Loans may not be made as, continued as or converted to LIBOR Rate Loans, if the making, continuation or conversion thereof would violate the provisions of subsections 4(b)(ii) or 4(b)(iii) of this Agreement or if an Event of Default has occurred.

          (ii) Lender’s determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by US Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in subsection 4(a)(ii) of this Agreement shall not represent the effective pricing to Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Lender shall promptly notify US Borrower and (1) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

          (iii) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain LIBOR Rate Loans, then Lender shall promptly notify the requesting US Borrower and (A) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

          (iv) If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by US Borrower in its request (other than as a result of a default by Lender), US Borrower agrees to indemnify Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Lender to fund or maintain such LIBOR Rate Loan) cost or expense incurred by Lender as a result of such prepayment.

          (v) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (B) subject Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Lender of principal or interest due from US Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (C) impose on Lender any other condition regarding the LIBOR Rate Loans or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Lender hereunder, then US Borrower shall pay to Lender, on demand, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender from such increased cost or reduced amount.

          (vi) Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes. If (A) Lender shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (B) US Borrower shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Lender to reflect all additional costs incurred by Lender in connection with the payment by Lender or the withholding by US Borrower of such Tax and US Borrower shall provide Lender with a statement detailing the amount of any such Tax actually paid by US Borrower. Determination by Lender of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by Lender is subsequently recovered by Lender, Lender shall reimburse US Borrower to the extent of the amount so recovered. A certificate of an officer of Lender setting forth the amount of such recovery and the basis therefor in reasonable detail shall be conclusive, absent manifest error.

          (vii) Each request for LIBOR Rate Loans shall be in an amount not less than Five Hundred Thousand and No/100 Dollars ($500,000), and in integral multiples of, One Hundred Thousand and No/100 Dollars ($100,000).

          (viii) Unless otherwise specified by US Borrower, all Loans shall be Prime Rate Loans.

          (ix) No more than three (3) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

     (c) Fees And Charges.

          (i) Facilities Fee: US Borrower shall pay to Lender a facilities fee of one and one-half percent (1.50%) of the Maximum Loan Limit, which fee shall be fully earned and payable on the date of disbursement of the initial Loans hereunder.

          (ii) [Intentionally omitted.]

          (iii) Unused Line Fee: US Borrower shall pay to Lender an unused line fee of three-eighths of one percent (.375%) of the difference between the

Maximum Revolving Loan Limit and the average daily balance of the Revolving Loans for each month, which fee shall be fully earned by Lender and payable monthly in arrears on the first Business Day of each month during the Original Term and any Renewal Term. Said fee shall be calculated on the basis of a 360 day year.

          (iv) [Intentionally omitted.]

          (v) Costs and Expenses: US Borrower shall reimburse Lender for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Lender in connection with the (A) documentation and consummation of this transaction and any other transactions between US Borrower and Lender, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (B) collection, protection or enforcement of any rights in or to the Collateral; (C) collection of any Liabilities; and (D) administration and enforcement of any of Lender’s rights under this Agreement or any Other Agreement. US Borrower shall also pay all normal service charges with respect to all accounts maintained by each Company with Lender and LaSalle Bank and any additional services requested by a Company from Lender and LaSalle Bank. All such costs, expenses and charges shall, if owed to LaSalle Bank, be reimbursed by Lender and in such event or in the event such costs and expenses are owed to Lender, shall constitute Liabilities hereunder, shall be payable by US Borrower to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

          (vi) Capital Adequacy Charge. If Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Lender to US Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, US Borrower shall pay to Lender such additional amount or amounts (“Capital Adequacy Charge”) as will compensate Lender for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Lender claiming entitlement to payment as set forth herein shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Lender, and the method by which such amount was determined. In determining such amount, Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

     (d) Maximum Interest.

     It is the intent of the parties that the rate of interest and other charges to US Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge US Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to US Borrower.

     5. COLLATERAL.

     (a) Grant of Security Interest to Lender.

     As security for the payment of all Loans now or in the future made by Lender to US Borrower hereunder and for the payment or other satisfaction of all other Liabilities, US Borrower hereby assigns to Lender and grants to Lender a continuing security interest in the following property of US Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (A) all Accounts (whether or not Eligible Export-Related Accounts) and all Goods whose sale, lease or other disposition by US Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, US Borrower; (B) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, owned software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (C) all Inventory (whether or not Eligible Export-Related Inventory); (D) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (E) all Investment Property; (F) all Deposit Accounts, bank accounts, deposits and cash; (G) all Letter-of-Credit Rights; (H) Commercial Tort Claims listed on Exhibit C hereto; (I) any other property of US Borrower now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (J) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of US Borrower’s books and records relating to any of the foregoing and to US Borrower’s business.

     (b) Other Security.

     Lender, in its sole discretion, without waiving or releasing any obligation, liability or duty of any Company under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Lender in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Liabilities, payable by US Borrower to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

     (c) Possessory Collateral.

     Immediately upon receipt by US Borrower or any other Company of any portion of the Collateral evidenced by an Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, US Borrower shall, or shall cause the applicable Company to, deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as US Borrower’s or other Company’s, as applicable, attorney and agent-in-fact, to endorse or assign the same on such Person’s behalf.

     (d) Electronic Chattel Paper.

     To the extent that US Borrower or any other Company that has granted a lien in favor of Lender on its Accounts or Chattel Paper obtains or maintains any Electronic Chattel Paper, US Borrower shall, and shall cause such other Company to, create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

     6. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN/LENDER’S RIGHT TO REQUIRE ADDITIONAL COLLATERAL.

     US Borrower shall, and shall cause each other Company to, at Lender’s request, at any time and from time to time, promptly authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral (including the Additional Collateral) in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities (subject to the German Borrower Cross Collateralization Cap with respect to the German Real Property Mortgage, the Spanish Borrower Cap with respect to the Spanish Real Property Mortgage and similar caps provided in the real property mortgages to be entered into by each of Oilgear France and Oilgear Italy) and in order to facilitate the collection of the Collateral. US Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as US Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral. US Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement, US Borrower further ratifies and confirms the prior filing by Lender of any and all financing statements which identify US Borrower as debtor, Lender as secured party and any or all Collateral as collateral. In the event that Lender reasonably (provided such “reasonable” qualification shall not apply during the existence of an Event of Default) requests, US Borrower will cause each other Non-US Company to, promptly guaranty the Liabilities and grant to Lender a valid, attached and perfected security interest, in form and substance satisfactory to Lender, in all of their respective real and personal property, whether now or hereafter existing and wherever located, to secure the Liabilities, in each case to the extent such other Non-US Company has not already done so (the “Additional Collateral”); provided, so long as no Event of Default is in existence, such additional guaranties or the pledging of such Additional Collateral shall only be required under this Section 6 to the extent they do not result in material tax liabilities to the US Borrower under Section 956 of the Internal Revenue Code.

     7. POSSESSION OF COLLATERAL AND RELATED MATTERS.

     While no Event of Default is in existence, each Company shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Company’s business, to (a) sell, lease or furnish under contracts of service any of such Company’s Inventory normally held by such Company for any such purpose; and (b) use and consume any raw materials, work in process or other materials normally held by such Company for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Company.

     8. COLLECTIONS.

     (a) US Borrower shall, and shall cause each other US Company to, direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lock Box”) designated by, and under the exclusive control of, Lender, at a financial institution acceptable to Lender. US Borrower shall establish an account (the “Lock Box Account”) in Lender’s name with a financial institution acceptable to Lender, into which all payments received in the Lock Box shall be deposited, and into which US Borrower will, and shall cause each other US Company to, immediately deposit all payments received by US Borrower or such other US Company on Accounts in the identical form in which such payments were received, whether by cash or check. If US Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of US Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with US Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts of US Borrower or any other US Company or other Collateral, US Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. The financial institution with which the Lock Box Account is established shall acknowledge and agree, in a manner satisfactory to Lender, that the amounts on deposit in such Lock Box and Lock Box Account are the sole and exclusive property of Lender, that such financial institution will follow the instructions of Lender with respect to disposition of funds in the Lock Box and Lock Box Account without further consent from US Borrower, that such financial institution has no right to setoff against the Lock Box or Lock Box Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Lock Box Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Lender in a manner satisfactory to Lender, funds deposited in the Lock Box Account on a daily basis as such funds are collected. US Borrower, on behalf of itself and the other US Companies, agrees that all payments made to such Lock Box Account or otherwise received by Lender, whether in respect of the Accounts of the US Borrower or such other US Company or as Proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred and is continuing, payments received by Lender shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Lender, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence of an Event of Default; provided, further, that if all of the conditions set forth in this Agreement with respect to the making of Revolving Loans have been satisfied, the immediately available funds in such cash collateral account may be disbursed, at US Borrower’s request, to US Borrower as a Revolving Loan. US Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box and Lock Box Account. All of such fees, costs and expenses if not paid by US Borrower, may be paid by Lender and in such event all amounts paid by Lender shall constitute Liabilities hereunder, shall be payable to Lender by US Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by US Borrower or such other US Company to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on US Borrower’s or such other US Company’s behalf. For the purpose of this section, US Borrower, on behalf of itself and the other US Companies, irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as US Borrower’s, and such other US Company’s, true and lawful attorney and agent-in-fact (i) to endorse US Borrower’s or such other US Company’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to an y Account of US Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of US Borrower’s mail is deposited, and open and process all mail addressed to US Borrower or such other US Company and deposited therein.

     (b) During the existence of an Event of Default, Lender may, at any time and from time to time, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of US Borrower’s Accounts or other amounts owed to US Borrower or each other US Company by suit or otherwise; (ii) exercise all of US Borrower’s and each other US Company’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to US Borrower or such other US Company; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to US Borrower or any other US Company, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of US Borrower or other amount owed to US Borrower or any other US Company upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign US Borrower’s and each other US Company’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to US Borrower or such other US Company; and (vi) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill US Borrower’s and each other US Company’s obligations under this Agreement and the Other Agreements and to allow Lender to collect the Accounts or other amounts owed to US Borrower or such other US Company. In addition to any other provision hereof, Lender may at any time, after the occurrence and during the continuance of an Event of Default, at US Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

     (c) For purposes of calculating interest and fees, Lender shall, within one and a half (1.5) Business Days after receipt by Lender at its office in Chicago, Illinois of (i) fully-cleared checks and (ii) cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral, apply the whole or any part of such collections or Proceeds against the Liabilities and the “Liabilities” as defined the Non-EXIM Loan Agreement in such order as Lender shall determine in its sole discretion. For purposes of determining the amount of Loans available for borrowing purposes, fully-cleared checks and cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral shall be applied in whole or in part against the Liabilities and the “Liabilities” as defined the Non-EXIM Loan Agreement in such order as Lender shall determine in its sole discretion, on the day of receipt, subject to actual collection. Notwithstanding anything contained herein to the contrary, the Proceeds of Eligible Export-Related Accounts and Eligible Export-Related Inventory shall be applied first to the Liabilities (as defined hereunder) and the Proceeds of all other Collateral shall be applied first to the “Liabilities” as defined in the Non-EXIM Loan Agreement.

     (d) On a monthly basis, Lender shall deliver to US Borrower an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon US Borrower unless US Borrower notifies Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to US Borrower and any such notice shall only constitute an objection to the items specifically identified.

     9. COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

     (a) Daily Reports.

     US Borrower shall deliver to Lender an executed daily loan report and certificate in Lender’s then current form on each day on which US Borrower requests a Revolving Loan, and in any event at least once each week, which shall be accompanied by copies of US Borrower’s sales journal, cash receipts journal and credit memo journal for the relevant period. Such report shall reflect the activity of US Borrower with respect to Export-Related Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Export-Related Accounts and Export-Related Inventory as may be requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Export-Related Accounts.

     (b) Monthly Reports.

     US Borrower shall deliver to Lender, in addition to any other reports, as soon as practicable and in any event: (i) within twenty (20) days after the end of each month, (A) a detailed trial balance of US Borrower’s Export-Related Accounts aged per invoice date, in form and substance reasonably satisfactory to Lender including, without limitation, the names and addresses of all Account Debtors of US Borrower, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its sole discretion), including a listing of any held checks; and (ii) within twenty (20) days after the end of each month, Lender’s form of Inventory report then in effect or the form most recently requested from US Borrower by Lender, for US Borrower for each category of Export-Related Inventory.

     (c) Financial Statements.

     US Borrower shall deliver to Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than thirty (30) days after each month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of all of the Companies on a consolidated and consolidating basis, certified by the Chief Financial Officer of US Borrower; (ii) no later than forty-five (45) days after the end of each of the first three quarters of each Fiscal Year, copies of internally prepared financial statements including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus of all of the Companies on a consolidated and consolidating basis, certified by the Chief Financial Officer of US Borrower, (iii) no later than ninety (90) days after the end of each Fiscal Year, audited annual financial statements of the Companies on a consolidated and consolidating basis with an unqualified opinion (it being understood that without limiting the foregoing, such opinion shall not include any going concern qualification) by independent certified public accountants selected by US Borrower and reasonably satisfactory to Lender, which financial statements shall be accompanied by copies of any management letters sent to any Company by such accountants and (iv) the additional financial statements required by the Loan Authorization Agreement. Without limiting the foregoing, no obligation of Spanish Subsidiary under this subsection 9(c) shall be limited as a result of any waiver to which Spanish Subsidiary could be entitled and which could result from the application of national legislation.

     (d) Annual Projections.

     As soon as practicable and in any event prior to the beginning of each Fiscal Year, US Borrower shall deliver to Lender projected balance sheets, statements of income and cash flow for each Company in the Domestic segment (as referenced in US Borrower’s 10-K report filed March 30, 2004) on a consolidated basis, each Company in the European segment (as referenced in US Borrower’s 10-K report filed March 30, 2004) on a consolidated basis and each Company in the International segment (as referenced in US Borrower’s 10-K report filed March 30, 2004) on a consolidated basis, and also on a standalone basis for US Borrower, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender.

     (e) Explanation of Budgets and Projections.

     In conjunction with the delivery of the annual presentation of projections referred to in subsection 9(d) above, US Borrower shall deliver a letter signed on behalf of US Borrower by the President or a Vice President of US Borrower and by the Treasurer or Chief Financial Officer of US Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections and the historical financial statements of each Company.

     (f) Public Reporting.

     Promptly upon the filing thereof, US Borrower shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which any Company files with the Securities and Exchange Commission or any similar organization, as well as promptly providing to Lender copies of any reports and proxy statements delivered to shareholders of any Company.

     (g) Other Information.

     Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

     10. TERMINATION; AUTOMATIC RENEWAL.

     THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL JANUARY 28, 2008 (THE “ORIGINAL TERM”) AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A “RENEWAL TERM”) UNLESS (A) LENDER ELECTS NOT TO RENEW THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR ANY RENEWAL TERM; (B) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; OR (C) US BORROWER ELECTS NOT TO RENEW THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING LENDER WRITTEN NOTICE OF SUCH ELECTION AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM AND BY PAYING ALL OF THE LIABILITIES IN FULL ON THE LAST DAY OF SUCH TERM. If one or more of the events specified in clauses (A), (B) and (C) occurs or this Agreement otherwise expires, then (i) Lender shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as US Borrower has repaid all of the Liabilities and this Agreement has terminated, US Borrower shall, and shall cause each other Company to, deliver to Lender a release, in form and substance satisfactory to Lender, of all obligations and liabilities of Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to US Borrower and such Company, and if US Borrower or such Company is obtaining new financing from another lender, US Borrower shall deliver such lender’s indemnification of Lender, in form and substance satisfactory to Lender, for checks which Lender has credited to US Borrower’s or such Company’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to US Borrower’s or such Company’s account. If, during the term of this Agreement, US Borrower prepays all of the Liabilities from any source other than income from the ordinary course operations of US Borrower’s business and this Agreement is terminated, US Borrower agrees to pay to Lender as a prepayment fee, in addition to the payment of all other Liabilities, an amount equal to (i) two percent (2%) of the Maximum Loan Limit if such prepayment occurs two (2) years or more prior to the end of the Original Term, (ii) one percent (1%) of the Maximum Loan Limit if such prepayment occurs less than two (2) years, but at least one (1) year prior to the end of the Original Term, or (iii) one-half of one percent (0.50%) of the Maximum Loan Limit if such prepayment occurs less than one (1) year prior to the end of the Original Term or any then current Renewal Term.

     11. REPRESENTATIONS AND WARRANTIES.

     US Borrower hereby represents and warrants to Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of US Borrower’s execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, and shall be remade by US Borrower at the time each Loan is made pursuant to this Agreement.

     (a) Financial Statements and Other Information.

     The financial statements and other information delivered or to be delivered by any Company to Lender at or prior to the date of this Agreement accurately reflect the financial condition of the Companies in all material respects (or in all respects with respect to any report delivered pursuant to subsection 9(a) hereof, other than inadvertent, immaterial errors not exceeding Five Thousand and No/100 Dollars ($5,000) in the aggregate), and there has been no material adverse change in the financial condition, the operations or any other status of any such Company since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement. All written information now or heretofore furnished by any Company to Lender is true and correct in all material respects (or in all respects with respect to any report delivered pursuant to subsection 9(a) hereof, other than inadvertent, immaterial errors not exceeding Five Thousand and No/100 Dollars ($5,000) in the aggregate) as of the date with respect to which such information was furnished.

     (b) Locations.

     The office where each US Company keeps its books, records and accounts (or copies thereof) concerning the Collateral, each US Company’s principal place of business and all of each US Company’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Exhibit A and at other locations within the continental United States of which Lender has been advised by US Borrower in accordance with subsection 12(b)(i). The Collateral granted by the US Companies, including, without limitation, the Equipment (except any part thereof which US Borrower shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A with respect to such US Company, and at other locations within the continental United States of which Lender has been advised by US Borrower in writing in accordance with subsection 12(b)(i) hereof.

     (c) Loans by Companies.

     No Company has made any loans or advances to any Affiliate or other Person except as permitted pursuant to subsection 13(f) hereof.

     (d) Accounts and Inventory.

     Each Account or item of Inventory which any Company shall, expressly or by implication, request Lender to classify as an Eligible Export-Related Account or as Eligible Export-Related Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of “Eligible Export-Related Account” and “Eligible Export-Related Inventory” as set forth herein and as otherwise established by Lender from time to time.

     (e) Liens.

     Each Company pledging Collateral hereunder is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Company, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

     (f) Organization, Authority and No Conflict.

          (i) US Borrower is a corporation, duly organized, validly existing and in active status in the State of Wisconsin, its state organizational identification number is 1000801 and US Borrower is duly qualified and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified outside of Wisconsin could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          (ii) Each other Company is of the type of entity set forth next to such Company’s name on Schedule 11(p) hereto, duly organized, validly existing and in good standing in its jurisdiction of organization, duly qualified and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified outside its jurisdiction of organization could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          (iii) Each Company has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements that it is a party to, if any, and perform its obligations hereunder and thereunder. Each Company’s execution, delivery and performance of this Agreement and the Other Agreements that it is party to, if any, does not conflict with the provisions of the organizational documents of such Company, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on such Company (other than for such conflicts with any statute, regulation, ordinance or rule of law, or any agreement, contract or other document (other than any organizational document) which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect), and each Company’s execution, delivery and performance of this Agreement and the Other Agreements that it is party to, if any, shall not result in the imposition of any lien or other encumbrance upon any of such Company’s property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Company or any of its property may be bound or affected.

     (g) Litigation.

     There are no actions or proceedings which are pending or threatened against any Company which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and US Borrower shall, promptly upon any Company becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Lender. No Company has any Commercial Tort Claims pending other than those set forth on Exhibit C hereto as Exhibit C may be amended from time to time by written notice by US Borrower to Lender.

     (h) Compliance with Laws and Maintenance of Permits.

     Each Company has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Company is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA, employee retirement or welfare plans or employee health and safety) the failure to comply with which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     (i) Affiliate Transactions.

     Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof and subsection 13(i) hereof, no Company is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Company than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

     (j) Names and Trade Names.

     Each name of any Company has always been as set forth on Schedule 11(j) hereto (and such other names of which Lender has been advised by US Borrower in accordance with subsection 12(b)(iv) hereof) and no Company uses or has used trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto (and such other names of which Lender has been advised by US Borrower in accordance with subsection 12(b)(iv) hereof).

     (k) Equipment.

     Each Company that has granted a lien to Lender on any of its Equipment has good and indefeasible and merchantable title to and ownership of all of its respective Equipment. No Equipment of any Company that has granted a lien to Lender on any of its Equipment is a Fixture to real estate unless such real estate is owned by such Company and such real estate is subject to a mortgage in favor of Lender, or if such real estate is leased, such real estate is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender.

     (l) Enforceability.

     This Agreement and the Other Agreements to which a Company is a party, if any, are the legal, valid and binding obligations of such Company and are enforceable against such Company in accordance with their respective terms.

     (m) Solvency.

     Each Company is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

     (n) Indebtedness.

     Except as permitted by subsections 13(a) and (b) hereof, no Company is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money.

     (o) Margin Security and Use of Proceeds.

     No Company owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

     (p) Parent, Subsidiaries and Affiliates.

     Except as set forth on Schedule 11(p) hereto, no Company has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Company engaged in any joint venture or partnership with any other Person.

     (q) No Defaults.

     Except as set forth on Schedule 11(q), no Company is in default under any material contract, lease or commitment to which it is a party or by which it is bound where such default could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, nor does any Company know of any dispute regarding any contract, lease or commitment which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     (r) Employee Matters.

     There are no controversies pending or threatened between a Company and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and each Company is in compliance with all federal, state, foreign and other laws respecting employment and employment terms, conditions and practices except for such non-compliance which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     (s) Intellectual Property.

     Each Company possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue to conduct its business as heretofore conducted by it (collectively, the “Intellectual Property”) and all of such Intellectual Property which is registered and owned by any Company that has granted a lien to Lender on any of its Intellectual Property is identified on Schedule 11(s) hereto (such Schedule 11(s) may be amended or modified from time to time by a written notice from US Borrower to Lender any time new Intellectual Property is acquired by any such Company).

     (t) Environmental Matters.

     No Company has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder (except for violations which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or which could not reasonably be expected to result, either individually or in the aggregate, in liability of any Company in an amount in excess of Fifty Thousand and No/100 Dollars ($50,000)) and the operations of each Company comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. In the past five (5) years there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of each Company’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Company or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Company or its business, operations or assets or any properties at which any Company has transported, stored or disposed of any Hazardous Materials. No Company has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

     (u) ERISA Matters.

     Except as set forth on Schedule 11(q), each Company has paid and discharged all obligations and liabilities arising under ERISA and other applicable employee retirement and welfare benefit statutes, orders, regulations, rules and ordinances of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of such Company’s properties or assets.

     (v) Industrial Revenue Bonds.

     As of the date of the initial Loans hereunder, (i) US Borrower has delivered to the IRB Trustee a notice of prepayment pursuant to Section 5.3 of the IRB Lease Agreement and will promptly cause the IRB Trustee to deliver the redemption notice required by Section 302 of the IRB Indenture to each holder of the Nebraska IRBs in order to effectuate the redemption of all outstanding Nebraska IRBs in accordance with Section 403 of the IRB Indenture, (ii) the outstanding principal amount of the Nebraska IRBs is $1,200,000 and all interest and other amounts owed by US Borrower and its Affiliates in connection with the Nebraska IRBs (including without limitation in connection with the IRB Indenture, the IRB Lease Agreement and all other related agreements) are estimated not to exceed $50,000, and (iii) no “Event of Default” (as defined in the IRB Lease Agreement and the IRB Indenture) has occurred under the IRB Lease Agreement or the IRB Indenture. US Borrower further represents and warrants that the actions described in subsection 12(l) hereof shall be effectuated solely by delivering the redemption notice described in clause (i) above and paying the obligations described in clause (ii) above and that no prepayment fee, premium, penalty or similar costs (other than a nominal amount payable in connection with the purchase option under Section 10.1 of the IRB Lease Agreement and customary transaction expenses, including legal fees, of the parties that are reimbursable by the US Borrower) shall be incurred in connection therewith.

     (w) Representations and Warranties Under Borrower Agreement.

     The representations and warranties of US Borrower under the Borrower Agreement are true and correct.

     12. AFFIRMATIVE COVENANTS.

     Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless US Borrower obtains Lender’s prior written consent to waiving or modifying any of US Borrower’s covenants hereunder in any specific instance, US Borrower covenants and agrees as follows:

     (a) Maintenance of Records.

     US Borrower shall, and shall cause all other Companies to, at all times keep accurate and complete books, records and accounts with respect to all of US Borrower’s and such other Company’s business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A.

     (b) Notices.

     US Borrower shall:

          (i) Locations. Promptly (but in no event less than thirty (30) days prior to the occurrence thereof) notify Lender of the proposed opening of any new place of business by any Company or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of any US Company’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of any US Company of a type normally used in more than one state, the use of any such Goods in any state other than a state in which US Borrower has previously advised Lender that such Goods will be used.

          (ii) Eligible Export-Related Accounts and Inventory. Promptly upon any Company becoming aware thereof, notify Lender if any Accounts or Inventory identified by any Company to Lender as an Eligible Export-Related Account or Eligible Export-Related Inventory becomes ineligible for any reason.

          (iii) Litigation and Proceedings. Promptly upon any Company becoming aware thereof, notify Lender of any actions or proceedings which are pending or threatened against any Company which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and of any Commercial Tort Claims of any Company which may arise, which notice shall constitute each Company’s authorization to amend Exhibit C to add such Commercial Tort Claim.

          (iv) Names and Trade Names. Notify Lender within ten (10) days of the change of any Company’s name or the use of any trade name, assumed name, fictitious name or division name by any Company not previously disclosed to Lender in writing.

          (v) ERISA Matters. Promptly notify Lender of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of any Company, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt by any Company of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

          (vi) Environmental Matters. Immediately notify Lender upon any Company becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Company or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, in each case, in violation of the requirements of any Environmental Law, which affects any Company or any Company’s business operations or assets or any properties at which any Company has transported, stored or disposed of any Hazardous Materials.

          (vii) Default; Material Adverse Change. Promptly advise Lender of (x) any change in the business, property, assets, prospects, operations or condition, financial or otherwise, of any Company which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (y) the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, could reasonably be expected to become an Event of Default after notice or lapse of time (or both) or (z) any demand for payment under the Barclays Debt Agreement.

          (viii) Events Under Borrower Agreement. US Borrower shall promptly, but in any event within five (5) Business Days after the occurrence thereof, notify Lender in writing of the occurrence of any of the events set forth in Section 2.11 of the Borrower Agreement; provided, that if any of the events set forth in Section 2.11 of the Borrower Agreement also require notice from US Borrower pursuant to another term of this Agreement and such notice is required to be given in less than five (5) Business Days after the occurrence thereof, the shorter notice period shall apply.

     (c) Compliance with Laws and Maintenance of Permits.

     US Borrower shall, and shall cause each other Company to, maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and US Borrower shall, and shall cause each other Company to, remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA, employee retirement and welfare benefits or employee health and safety) the failure with which to comply could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Following any determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of any Company in order to avoid non-compliance, with any Environmental Law, at US Borrower’s expense cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

     (d) Inspection and Audits.

     US Borrower shall, and shall cause each other Company to, permit Lender, or any Persons designated by it, to call at each Company’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from each Company’s books, records, journals, orders, receipts and any correspondence and other data relating to such Company’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Company’s business as Lender may consider reasonable under the circumstances. US Borrower shall, and shall cause each other Company to, furnish to Lender such information relevant to Lender’s rights under this Agreement and the Other Agreements as Lender shall at any time and from time to time request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of US Borrower’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise. US Borrower authorizes Lender to discuss the affairs, finances and business of each Company with any officers, employees or directors of any Company or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of each Company with such Company’s independent public accountants. Any such discussions shall be without liability to Lender or to any Company’s independent public accountants. US Borrower shall pay to Lender all customary fees (currently $750 per person per day) and all reasonable costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

     (e) Insurance.

     US Borrower shall, and shall cause each other Company to:

          (i) Keep the Collateral and all other assets owned by any Company properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of such Company, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Lender. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date of the initial funding of the Loans hereunder, delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender with respect to insurance of any Company, showing loss under such insurance policies payable to Lender. Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of any Company or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage. In addition, each Borrower shall cause to be executed and delivered to Lender an assignment of proceeds of such Borrower’s business interruption insurance policies. US Borrower hereby directs all insurers under all policies of insurance of each Company to pay all proceeds payable thereunder directly to Lender. US Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as US Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of US Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.

          (ii) Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of such Company with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder with respect to insurance of any Company and providing that the insurance company shall give Lender at least thirty (30) days written notice before any such policy shall be altered or canceled; provided, however, that Borrower shall have thirty (30) days after the Closing Date to deliver to Lender any such endorsements with respect to insurance other than commercial general liability insurance and umbrella and excess liability insurance.

If any Company at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by US Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable. Such insurance, if obtained by Lender, may, but need not, protect such Company’s interests or pay any claim made by or against such Company with respect to the Collateral. Such insurance may be more expensive than the cost of insurance such Company may be able to obtain on its own and may be cancelled only upon US Borrower providing evidence that US Borrower has obtained the insurance as required above. All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable on demand by US Borrower to Lender and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. Notwithstanding anything contained in this subsection 12(e) to the contrary, any Non-US Company which is not an Obligor shall not be required to deliver to Lender any insurance certificates or endorsements naming Lender as a loss payee or additional insured.

     (f) Collateral.

     US Borrower shall, and shall cause each other Company to, keep the Collateral and all other assets of such Company in good condition, repair and order, ordinary wear and tear excluded, and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained. US Borrower shall, and shall cause each other Company to, permit Lender to examine any of the Collateral or other assets on which Lender has a lien at any time and wherever such Collateral or other assets may be located and, US Borrower shall, and shall cause each other Company to, immediately upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. US Borrower shall, and shall cause each other Company to, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder.

     (g) Use of Proceeds.

     All monies and other property obtained by US Borrower from Lender pursuant to this Agreement shall be used solely for business purposes of enabling US Borrower to finance the cost of manufacturing, producing, purchasing or selling, the finished goods Inventory intended for export from the United States. Proceeds of the Loans and any other financial accommodations hereunder may not be used for (a) servicing or repaying any of US Borrower’s pre-existing or future indebtedness unrelated to the loan facility set forth herein (unless approved by Ex-Im Bank in writing); (b) acquiring fixed assets or capital goods for use in US Borrower’s business; (c) acquiring, equipping or renting commercial space outside of the United States; (d) paying the salaries of non-U.S. citizens or non-U.S. permanent residents who are located in offices outside of the United States; or (e) in connection with a

     “Retainage” or “Warranty” (as each is defined in the Borrower Agreement). In addition, no Loan or other credit accommodation hereunder may be used to finance the manufacture, purchase or sale of any of the following: (i) Items to be sold or resold to an Account Debtor located in the United States, Canada or a country as to which Ex-Im Bank is prohibited from doing business as designated in the “Country Limitation Schedule” (as defined in the Borrower Agreement); (ii) that part of the cost of Items which is not “U.S. Content” (as defined in the Borrower Agreement) unless such part is not greater than 50% of the cost of the Items and is incorporated into the Items in the United States; (iii) defense articles or defense services; or (iv) any Items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities.

     (h) Taxes/Governmental Charges.

     US Borrower shall, and shall cause each other Company to, file all required tax returns and pay all of its taxes and other governmental charges when due, including, without limitation, taxes and other governmental charges imposed by federal, state or municipal agencies, and shall cause any liens for taxes and other governmental charges to be promptly released; provided, that such Company shall have the right to contest the payment of such taxes and other governmental charges in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Company’s financial statements; (ii) such Company keeps on deposit with Lender (such deposit to be held without interest) an amount of money which, in the sole judgment of Lender, is sufficient to pay such taxes and other governmental charges and any interest or penalties that may accrue thereon; and (iii) if such Company fails to prosecute such contest with reasonable diligence, Lender may apply the money so deposited in payment of such taxes and other governmental charges. If a Company fails to pay any such taxes or other governmental charges and in the absence of any such contest by such Company, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Liabilities hereunder, shall be payable by US Borrower to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

     (i) Intellectual Property.

     US Borrower shall, and shall cause each other Company to, maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it.

     (j) Checking Accounts.

     Each US Company shall maintain its general checking/controlled disbursement account with LaSalle Bank. Normal charges shall be assessed thereon. Although no compensating balance is required, each US Company must keep monthly balances in order to merit earnings credits which will cover LaSalle Bank’s service charge for demand deposit account activities. In addition, each US Company shall enter into agreements with LaSalle Bank for cash management services. Each US Company shall be responsible for all normal charges assessed thereon.

     (k) Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.

     As required by federal law and LaSalle Bank’s and Lender’s policies and practices, LaSalle Bank and Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and US Borrower agrees to provide such information. In addition, and without limiting the foregoing sentence, US Borrower shall (a) ensure, and cause each other Company to ensure, that no Person who owns a controlling interest in or otherwise controls any Company is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each other Company to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

     (l) Industrial Revenue Bonds.

     (A) US Borrower shall, on or prior to March 24, 2005, cause the redemption of all of the Nebraska IRBs, and (B) US Borrower shall promptly after such redemption (but in no event later than April 3, 2005) repay all amounts owing in connection therewith and cause all agreements pertaining thereto (including without limitation the IRB Indenture, the IRB Lease Agreement, and that certain Irrevocable Letter of Credit Number SB/IRB 169 dated as of October 30, 1997 issued by M&I Marshall & Ilsley Bank in favor of Norwest Bank Wisconsin, National Association as Trustee) to be terminated and exercise US Borrower’s purchase option set forth in Section 10.1 of the IRB Lease Agreement.

     (m) Covenants Under Borrower Agreement.

     US Borrower shall perform all affirmative covenants and otherwise perform all of the agreements and obligations set forth in the Borrower Agreement.

     (n) Oilgear France, Oilgear Italy and Oilgear Spain; Post-Close Documentation.

     Within forty-five (45) days of the date of the initial funding of the Loans hereunder, US Borrower shall cause to be delivered to Lender (i) documents granting to Lender a first priority security interest in the owned real property of Oilgear France located at Allee de Freres Montgolfier Parc d’Activities de Paris-Est-Croissy-Beauborg, France and of Oilgear Italy located at Via Artigianale, 23 25010, Montirone (Brescia), Italy, (ii) documents granting the pledge to Lender of a first priority security interest in all of the outstanding shares of Oilgear France and Oilgear Italy (other than directors’ qualifying shares), (iii) documents evidencing the guarantee by Oilgear France of Two Million and No/100 Dollars ($2,000,000) of the Liabilities, (iv) documents evidencing the guarantee by Oilgear Italy of Seven Hundred Thousand and No/100 Dollars ($700,000) of the Liabilities, (v) the corporate authority documents for each of Oilgear France and Oilgear Italy with respect to the documents referenced in clauses (i) through (iv) above and (vi) legal opinions with respect to the documents referenced in clauses (i) through (iv) above and the transactions contemplated thereby, each in form and substance satisfactory to Lender in its sole discretion. Within ninety (90) days of the date of the initial funding of the Loans hereunder, (x) US Borrower shall appear before the applicable Spanish notary and grant a first priority security interest in all of the outstanding shares of Spanish Borrower pursuant to a Deed of Pledge in form and substance satisfactory to Lender, as required by that certain Deed of Promise to Pledge dated as of the date hereof executed by US Borrower in favor of Lender and (y) Spanish Borrower shall cause to be delivered to Lender, in form and substance satisfactory to Lender, an updated appraisal certification with respect to the real property of Spanish Borrower located at Entidad Zicunaga, Apartado 14, Hernani (Guipuzcoa) Spain.

     13. NEGATIVE COVENANTS.

     Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless US Borrower obtains Lender’s prior written consent waiving or modifying any of US Borrower’s covenants hereunder in any specific instance, US Borrower agrees as follows:

     (a) Guaranties.

     US Borrower shall not, nor shall US Borrower permit any Company to, assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person (i) other than the Liabilities, (ii) except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (iii) in the case of Non-US Companies, except for reimbursement obligations of the Non-US Companies with respect to guaranties issued by third-party financial institutions in favor of certain customers of such Non-US Companies to guarantee the repayment of such customers’ downpayments deposited with such Non-US Companies for work to be performed by such Non-US Companies, in each case entered into in the ordinary course of business of such Non-US Companies and (iv) other guaranties assumed by any Non-US Company not to exceed Four Hundred Thousand and No/100 Dollars ($400,000) in the aggregate.

     (b) Indebtedness.

     US Borrower shall not, nor shall US Borrower permit any Company to, create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans (and the “Loans” as defined in the Non-EXIM Loan Agreement), except (i) the applicable Companies may maintain their present indebtedness listed on Schedule 11(n) hereto; (ii) in the case of Oilgear UK, the Venture Debt; (iii) in the case of Oilgear UK, the Barclays Debt; (iv) subject to subsection

12(l) hereof, in the case of US Borrower, the indebtedness owing to the holders of the Nebraska IRBs pursuant to the IRB Lease Agreement and the IRB Indenture; (v) the intercompany indebtedness permitted by subsection 13(f)(ii) hereof; (vi) unsecured indebtedness owing by the Companies to trade creditors in the ordinary course of business; (vii) purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures permitted pursuant to subsection 14(d) hereof; and (viii) operating lease obligations requiring payments not to exceed Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000) in the aggregate during any Fiscal Year.

     (c) Liens.

     US Borrower shall not, nor shall US Borrower permit any other Company to, grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

     (d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

     US Borrower shall not, nor shall US Borrower permit any other Company to, (i) enter into any merger or consolidation; (ii) without providing Lender thirty (30) days prior notice (provided that US Borrower or such Company shall take all steps necessary or otherwise requested by Lender to preserve and perfect Lender’s liens in the Collateral), change its jurisdiction of organization or enter into any transaction which has the effect of changing its jurisdiction of organization, provided that in no event shall any Company change its country of organization; (iii) sell, lease or otherwise dispose of any of its assets other than sales of Inventory in the ordinary course of business other than the sale of the US Borrower’s real estate located at 211 Industrial Drive, Longview, Texas in accordance with Section 30 of that certain “Net” Lease Agreement dated as of September 26, 2003, and as in effect on the date hereof, between US Borrower and West Machine and Tool, Inc.; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of such Company’s business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest. No Company shall form any Subsidiaries or enter into any joint ventures or partnerships with any other Person without the prior written consent of Lender, which such consent shall not be unreasonably withheld.

     (e) Dividends and Distributions.

     US Borrower shall not, nor shall US Borrower permit any other Company to, declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Company is a corporation) or on account of any equity interest in such Company (if such Company is a partnership, limited liability company or other type of entity), except that (i) any Company may declare or pay any dividend or other distribution to US Borrower, (ii) any wholly-owned Subsidiary of a US Company may declare or pay any dividend or other distribution to such US Company, (iii) any wholly-owned Subsidiary of a Non-US Company may declare or pay any dividend or other distribution to such Non-US Company and (iv) each of Oilgear India and Oilgear Taiwan may declare or pay dividends to its shareholders provided that such dividends are made solely from the internally generated cash of Oilgear India or Oilgear Taiwan, as applicable.

     (f) Investments; Loans.

     US Borrower shall not, nor shall US Borrower permit any other Company to, (i) purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States, or (ii) lend or otherwise advance funds to any Person except for (x) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business, (y) indebtedness consisting of intercompany loans and advances made by (A) any US Company (other than US Borrower) to any other US Company, (B) any Non-US Company to any other Company and (C) US Borrower to German Subsidiary and/or Spanish Subsidiary, the proceeds of which are immediately used in full by German Subsidiary or Spanish Subsidiary (as applicable) to make payments then owing with respect to Term Loan C or Term Loan D (as applicable) (each as defined in the Non-EXIM Loan Agreement) and solely to the extent that German Subsidiary and/or Spanish Subsidiary do not then have sufficient funds to make such payments and (z) loans to employees under that certain Oilgear Key Employee Stock Purchase Plan (As Amended and Restated September 6, 1990) solely to the extent the proceeds of such loans are immediately reinvested into the Company to purchase capital stock of the Company.

     (g) Fundamental Changes, Line of Business.

     US Borrower shall not, nor shall US Borrower permit any other Company to, (i) amend or modify its organizational documents, (ii) change its Fiscal Year or (iii) enter into a new line of business materially different from such Company’s current business.

     (h) Equipment.

     US Borrower shall not, nor shall US Borrower permit any other Company that has granted a lien on its Equipment to Lender to, (i) permit any Equipment to become a Fixture to real property unless such real property is owned by such Company and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Lender.

     (i) Affiliate Transactions.

     Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, US Borrower shall not, nor shall US Borrower permit any other Company to, conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Company than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

     (j) Settling of Accounts.

     US Borrower shall not, nor shall US Borrower permit any other Company to, settle or adjust any Accounts identified by any Company as Eligible Export-Related Accounts and no Company shall settle or adjust any Export-Related Accounts with respect to which the Account Debtor is an Affiliate without the consent of Lender, provided, that during the existence of an Event of Default, no such Company shall settle or adjust any Export-Related Account without the consent of Lender.

(k) Management Fees; Compensation.

     US Borrower shall not, nor shall US Borrower permit any other Company to, pay any management or consulting fees to any Persons, or pay annual aggregate salary to all directors or officers of US Borrower or other Company in excess of one hundred ten percent (110%) of the aggregate salary to all directors, and officers of US Borrower or other Company in effect on the date of this Agreement for the first year and one hundred ten percent (110%) of the prior year’s aggregate salary amount for each subsequent year. The aggregate annual salary amount(s) shall be adjusted each year for the net addition or loss of directors or officers. Notwithstanding the foregoing, this paragraph (k) shall not apply to bonuses to be paid in accordance with the Oilgear Variable Compensation Plan as in effect on the date hereof attached as Exhibit D hereto.

     (l) Covenants Under Borrower Agreement.

     US Borrower shall comply with all negative covenants set forth in the Borrower Agreement.

     14. FINANCIAL COVENANTS.

     US Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

     (a) Tangible Net Worth.

     US Borrower shall not permit the Tangible Net Worth of the Companies at any time to be less than the Minimum Tangible Net Worth Amount set forth below during any corresponding period set forth below:

Period	Minimum Tangible Net Worth Amount
Date hereof through March 30, 2005	Negative $2,700,000
March 31, 2005 through June 29, 2005	Negative $1,900,000
June 30, 2005 through September 29, 2005	Negative $1,500,000
September 30, 2005 through December 30, 2005	Negative $1,100,000
December 31, 2005	$4,400,000

At all times (i) from January 1st through December 30th of each Fiscal Year commencing with the Fiscal Year ending December 31, 2006, an amount equal to ninety percent (90%) of the actual Tangible Net Worth of the Companies as of the last day of the immediately preceding Fiscal Year, and (ii) as of the last day of each Fiscal Year commencing with the Fiscal Year ending December 31, 2006, an amount equal to the actual Tangible Net Worth of the Companies as of the last day of the immediately preceding Fiscal Year plus Three Hundred Thousand and No/100 Dollars ($300,000).

     “Tangible Net Worth” being defined for purposes of this subsection, as of any date, as such Person’s shareholders’ equity (including retained earnings), plus LIFO reserves, plus or less any non-cash foreign currency translation adjustments from the September 30, 2004 balance reported in US Borrower’s 10-Q report filed on November 15, 2004 of $15,203, plus or less any non-cash minimum pension liability adjustments from the September 30, 2004 balance reported in US Borrower’s 10-Q report filed on November 15, 2004 of ($22,091,419) less the book value of all fixed asset drawings, patterns, patents and other intangible assets as determined solely by Lender, in good faith, on a consistent basis, less prepaid expenses, deposits and amounts due from officers, employees and other Affiliates, plus the amount of any debt subordinated to Lender, all as determined under generally accepted accounting principles applied on a consistent basis.

     (b) Debt Service Coverage.

     US Borrower shall not permit Debt Service Coverage of the Companies to be less than the ratio set forth below for the corresponding period set forth below:

Period	Ratio
Date hereof through December 31, 2004	1.10:1.00
January 1, 2005 through March 31, 2005	1.20:1.00
January 1, 2005 through June 30, 2005	1.20:1.00
January 1, 2005 through September 30, 2005	1.20:1.00
Twelve month period ending December 31, 2005 and each twelve month period thereafter ending on the last day of each fiscal quarter thereafter	1.20:1.00

     (c) Interest Coverage.

     US Borrower shall not permit the ratio of (x) Adjusted Net Income of the Companies to (y) scheduled payments of interest and fees of Companies, on a consolidated basis, to the extent carried as interest expense on Companies’ consolidated financial statements, with respect to indebtedness for borrowed money (including the interest component payments with respect to capitalized leases), to be less than the ratio set forth below for the corresponding period set forth below:

Period	Ratio
Date hereof through December 31, 2004	1.50:1.00
January 1, 2005 through March 31, 2005	1.50:1.00
January 1, 2005 through June 30, 2005	1.50:1.00
January 1, 2005 through September 30, 2005	1.50:1.00
Twelve month period ending December 31, 2005 and each twelve month period thereafter ending on the last day of each fiscal quarter thereafter	1.50:1.00

     (d) Capital Expenditure Limitations.

     Companies shall not make any Capital Expenditures if, after giving effect to such Capital Expenditure, the aggregate cost of all such fixed assets purchased or otherwise acquired by the Companies would exceed One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000) during any Fiscal Year.

     15. DEFAULT.

     The occurrence of any one or more of the following events shall constitute an “Event of Default” by US Borrower hereunder:

     (a) Payment.

     The failure of any Obligor to pay when due any of the Liabilities.

     (b) Breach of this Agreement and the Other Agreements.

     The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements and such failure shall continue unremedied for ten (10) days; provided that such ten (10) day cure period shall not apply in the case of any failure to perform, keep or observe any of the covenants, conditions, promises, agreements of such Obligor (i) under Section 8, any of subsections 12(d), 12(e), 12(f), Section 13 or Section 14, or (ii) which are not capable of being cured during such period of ten (10) days.

     (c) Breaches of Other Obligations.

     (i) Any Company fails to pay when due or within any applicable grace period any principal or interest on indebtedness for borrowed money or (ii) the breach or default of any Company, or the occurrence of any condition or event, with respect to any indebtedness for borrowed money, if the effect of such failure, breach or default or occurrence is to cause or to permit the holder or holders then to cause, indebtedness having an aggregate principal amount in excess of Two Hundred Thousand and No/100 Dollars ($200,000) to become or be declared due prior to their stated maturity or to otherwise permit the holder or holders to enforce their remedies against such Company or (iii) any payment of principal becomes due (whether as a result of demand or otherwise) on the Barclays Debt.

     (d) Breach of Representations and Warranties.

     The making or furnishing by any Company to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Company and Lender, which is untrue or misleading in any material respect (or in all respects with respect to any report delivered pursuant to subsection 9(a) hereof, other than inadvertent, immaterial errors not exceeding Five Thousand and No/100 Dollars ($5,000) in the aggregate.

     (e) Loss of Collateral.

     The loss, theft, damage or destruction (to the extent such loss, theft, damage or destruction is not covered by insurance in a manner satisfactory to Lender) of any of the Collateral with an aggregate value in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000).

     (f) Levy, Seizure or Attachment.

     The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral with an aggregate value in excess of One Hundred Thousand and No/100 Dollars ($100,000); provided, that the Companies shall have the right to contest such levy, seizure or attachment in good faith by appropriate proceedings so long as (i) the value of the Collateral subject to such contested levy, seizure or attachment is shown on such Company’s financial statements, (ii) such Company keeps on deposit with Lender (such deposit to be held without interest) an amount of money which, in the sole judgment of Lender, is sufficient to satisfy the claim of such Person with respect to such levy, seizure or attachment and (iii) if such Company fails to prosecute such contest with reasonable diligence, Lender may apply the money so deposited to satisfy such claim.

     (g) Bankruptcy or Similar Proceedings.

     The commencement of any proceedings in bankruptcy by or against any Company or for the liquidation or reorganization of any Company, or alleging that such Company is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Company’s debts, whether under the United States Bankruptcy Code or under any other law, whether state, federal or foreign, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Company; provided, however, that if such commencement of proceedings against such Company is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to US Borrower during such thirty (30) day period or, if earlier, until such proceedings are dismissed.

(h) Appointment of Receiver.

     The appointment of a receiver or trustee for any Company, for any of the Collateral or for any substantial part of any Company’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Company which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Company is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to US Borrower during such thirty (30) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.

     (i) Judgment.

     The entry of any judgment or order against any Company in an aggregate amount in excess of One Hundred Thousand and No/100 Dollars ($100,000) (or for a non-monetary judgment which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.

     (j) Death or Dissolution of Obligor.

     The death of any Obligor who is a natural Person, or of any general partner who is a natural Person of any Obligor which is a partnership, or any member who is a natural Person of any Obligor which is a limited liability company or the dissolution of any Obligor which is a partnership, limited liability company, corporation or other entity.

     (k) Default or Revocation of Guaranty.

     The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guaranteed to Lender the payment of all or any of the Liabilities or has granted Lender a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Liabilities.

     (l) Criminal Proceedings.

     The institution in any court of a criminal proceeding (other than for a misdemeanor) against any Company, or the indictment of any Company for any crime.

     (m) Change of Control.

     The failure of (i) David A. Zuege, Thomas J. Price, the current officers and directors of the US Borrower, Oilgear Ferris Foundation, Oilgear Savings Plus Plan, Oilgear Stock Retirement Plan and Oilgear Salaried Retirement Plan to collectively own and have voting control of at least fifty one percent (51%) of the issued and outstanding voting equity interests of US Borrower, or (ii) other than as set forth on Schedule 15(m), US Borrower to own and have voting control of at least 100 percent (100%) of the issued and outstanding voting equity interest of each other Company.

     (n) Change of Management.

     If David A. Zuege shall cease to be the President and CEO of US Borrower at any time.

     (o) Material Adverse Change.

     Any material adverse change in the Collateral, business, property, assets, prospects, operations or condition, financial or otherwise of any Company, as determined by Lender in its sole judgment, or the occurrence of any event which, in Lender’s sole judgment, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     (p) Invalidity of Guaranty by Ex-Im Bank.

     The Master Guarantee Agreement shall at any time become invalid or unenforceable or Ex-Im Bank shall otherwise cease to provide a guaranty in the amount of at least ninety percent (90%) of the Liabilities hereunder.

     (q) Breach of Certain Agreements.

     US Borrower fails to comply with any provision of the Borrower Agreement or Loan Authorization Agreement.

     16. REMEDIES UPON AN EVENT OF DEFAULT.

     (a) Upon the occurrence of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

     (b) Upon the occurrence and during the continuance of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any Company’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any Company’s premises without cost to Lender. At Lender’s request, US Borrower shall, at US Borrower’s expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and US Borrower. US Borrower recognizes that if US Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and US Borrower, (ii) describe the Collateral that is the subject to the intended disposition, (iii) state the method of the intended disposition, (iv) state that US Borrower is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Lender toward the payment of such of the Liabilities, and in such order of application, as Lender may from time to time elect.

     17. CONDITIONS PRECEDENT.

     (a) Initial Loans.

     The obligation of Lender to fund the initial Revolving Loan is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

          (i) Lender shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) (the “Closing Document List”) in each case in form and substance satisfactory to Lender;

          (ii) Since September 30, 2004, no event shall have occurred which has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, as determined by Lender in its sole discretion;

          (iii) Lender shall have received payment in full of all fees and expenses payable to it by US Borrower or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder;

          (iv) Lender shall have determined that immediately after giving effect to (A) the making of the initial Loans, including without limitation the Revolving Loans, if any, requested to be made on the date hereof, (B) the payment of all fees due upon such date, (C) the making of the advances on the date hereof under the Venture Debt Agreements and the Barclays Debt Agreement, (D) the payment of all fees due upon such date and (E) the payment or reimbursement by US Borrower of Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, (x) US Borrower has Excess Availability (inclusive of the “Excess Availability” under the Non-EXIM Loan Agreement) of not less than One Million and No/100 Dollars ($1,000,000) and (y) the Companies collectively have Excess Availability (inclusive of the “Excess Availability” under the Non-EXIM Loan Agreement) plus access to immediately available funds from sources other then Lender of not less than Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000); and

          (v) The Obligors shall have executed and delivered to Lender all such other documents, instruments and agreements which Lender determines are reasonably necessary to consummate the transactions contemplated hereby.

     (b) All Loans.

     The obligation of Lender to fund any Loan is subject to the satisfaction or waiver on or before the date thereof of the following additional conditions precedent as of the date of each such funding or issuance:

          (i) The representations and warranties made by the Companies contained in this Agreement and other Loan Documents shall be true and correct on and as of such funding or issuance date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

          (ii) There exists no Event of Default nor any event which, with the passage of time or giving of notice, will become an Event of Default.

Each request for a Loan submitted by US Borrower hereunder shall constitute a representation and warranty by US Borrower, as of the date of each such request and as of the date of the related funding of the Loan, as applicable, that the conditions in this Section 17 have been satisfied.

     18. [Intentionally omitted.]

     19. GENERAL INDEMNIFICATION.

     US Borrower agrees to defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Lender, each affiliate or subsidiary of Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or the use or intended use of the proceeds of the Loans; provided, however, that US Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, US Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by US Borrower, be added to the Liabilities of US Borrower and be secured by the Collateral. The provisions of this Section 19 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

     20. CURRENCY INDEMNITY.

     Any amount received or recovered by the Lender, in respect of any Liabilities, in a currency other than Dollars (whether as a result of, or of the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of any Company or otherwise) shall only constitute a discharge to the applicable Company to the extent of the amount of Dollars that Lender is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt of recovery (or, if later, the first date on which such purchase is practicable). If the amount of the Dollars so purchased is less than the amount of the Dollars so expressed to be due, US Borrower shall indemnify the Lender against any loss sustained by Lender as a result, including the cost of making any such purchase. The provisions of this Section 20 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

     21. NOTICE.

     Except as otherwise expressly provided in this Agreement, any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Chicago time (or on the next Business Day after the date of transmission, if transmitted on a Business Day on or after 4:00 p.m. Chicago time); (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

     Notices shall be addressed as follows (or as otherwise directed by the applicable party hereto to the other parties hereto):

If to US Borrower:	The Oilgear Company
2300 South 51st Street
Milwaukee, WI 53234
Attention: Thomas J. Price, Vice President,
Chief Financial Officer & Secretary
Facsimile Number: (414) 328-4750

If to Lender:	LaSalle Business Credit, LLC
Two Honey Creek Corporate Center, Suite 220
115 South 84th Street
Milwaukee, Wisconsin 53214
Attention: Timothy Woldt, First Vice President
Facsimile Number: (414) 256-5099

With a copy to:	LaSalle Business Credit, LLC
135 South LaSalle Street, Suite 400
Chicago, IL 60603
Attention: Steven Fenton
Facsimile Number: (312) 904-6109

     22. CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

     This Agreement and the Other Agreements are submitted by US Borrower to Lender for Lender’s acceptance or rejection at Lender’s principal place of business as an offer by US Borrower to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business. If so accepted by Lender, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS (OTHER THAN THOSE OTHER AGREEMENTS WHICH ARE EXPLICITLY STATED TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

     To induce Lender to accept this Agreement, US Borrower irrevocably agrees that, subject to Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS (OTHER THAN THOSE OTHER AGREEMENTS WHICH ARE EXPLICITLY STATED TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) OR THE

COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. US BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. US BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON US BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO US BORROWER, AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. US BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST US BORROWER BY LENDER IN ACCORDANCE WITH THIS SECTION.

     23. MODIFICATION AND BENEFIT OF AGREEMENT.

     This Agreement and the Other Agreements may not be modified, altered or amended except by (i) an agreement in writing signed by US Borrower or such other Person who is a party to such Other Agreement and Lender and (ii) taking such actions as are required pursuant to Sections 4.10(c) and 4.15 of that certain Master Guarantee Agreement between Lender and Ex-Im Bank (“Master Guarantee Agreement”). US Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, US Borrower’s rights, titles, interest, remedies, powers or duties hereunder and thereunder. US Borrower hereby consents to Lender’s sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein, including, without limitation, Lender’s rights, titles, interest, remedies, powers and/or duties and agrees that it shall execute and deliver such documents as Lender may request in connection with any such sale, assignment, transfer or other disposition. Notwithstanding anything contained herein to the contrary, this Agreement and the Other Agreements shall be assignable to Ex-Im Bank in accordance with the provisions of the Master Guarantee Agreement and applicable law.

     24. HEADINGS OF SUBDIVISIONS.

     The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

     25. POWER OF ATTORNEY.

     US Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

     26. CONFIDENTIALITY.

     Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to US Borrower which is (i) furnished by US Borrower to Lender (or to any affiliate of Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to US Borrower may be distributed by Lender or such affiliate to Lender’s or such affiliate’s directors, managers, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Lender or such affiliate, to any other party. In addition, such information and other credit information may be distributed by Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements as set forth herein. US Borrower and Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, US Borrower hereby consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth herein or in any Other Agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate the transactions contemplated by this Agreement and the Other Agreements (the “Transaction”), shall not apply to the federal tax structure or federal tax treatment of the Transaction, and each party hereto (and any employee, representative, agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transaction. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transaction or any federal tax matter or federal tax idea related to the Transaction.

     27. COUNTERPARTS.

     This Agreement, any of the Other Agreements and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

     28. ELECTRONIC SUBMISSIONS.

     Upon not less than sixty (60) days’ prior written notice (the “Approved Electronic Form Notice”), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Lender in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to

Lender, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to US Borrower in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

     29. WAIVER OF JURY TRIAL; OTHER WAIVERS.

     (a) US BORROWER AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY US BORROWER OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN US BORROWER AND LENDER. IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

     (b) US Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

     (c) US Borrower hereby waives the benefit of any law that would otherwise restrict or limit Lender or any affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender or such affiliate of Lender to US Borrower, including, without limitation any Deposit Account at Lender or such affiliate.

     (d) US BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF US BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.

     (e) Lender’s failure, at any time or times hereafter, to require strict performance by US Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of US Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to US Borrower specifying such suspension or waiver.

     30. CONFLICTING PROVISIONS.

     To the extent that any of the terms of this Agreement conflict with the Borrower Agreement or any of the documents executed in connection with the Master Guarantee Agreement, the terms which are more restrictive to US Borrower shall control.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

THE OILGEAR COMPANY	LASALLE BUSINESS CREDIT, LLC

By /s/ Thomas J. Price	By /s/ Timothy Woldt
Title /s/ Chief Financial Officer	Title /s/ First Vice President

[Signature Page to Foreign Accounts Loan and Security Agreement (EXIM)]

     EXHIBIT A — BUSINESS AND COLLATERAL LOCATIONS

     Attached to and made a part of that certain Loan and Security Agreement of even date herewith between The Oilgear Company (“US Borrower”) and LASALLE BUSINESS CREDIT, LLC (“Lender”).

US Borrower

A.	US Borrower’s business locations (please indicate which location is the principal place of business and at which locations originals and all copies of US Borrower’s books, records and accounts are kept).

a.

b.

c.

B.	Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of US Borrower. Please indicate the relationship of such location to US Borrower (i.e., public warehouse, processor, etc.).

a.

b.

c.

C.	Bank Accounts of US Borrower (other than those at LaSalle Bank National Association):

Bank (with address)	Account Number	Type of Account
a.

b.

c.

[Complete for other applicable Companies]

EXHIBIT B – COMPLIANCE CERTIFICATE

     Attached to and made a part of that certain Loan and Security Agreement, as it may be amended in accordance with its terms from time to time, including all exhibits attached thereto (the “Agreement”) of even date herewith between The Oilgear Company (“US Borrower”) and LASALLE BUSINESS CREDIT, LLC (“Lender”).

     This Certificate is submitted pursuant to subsection 9(c) of the Agreement.

     The undersigned hereby certifies to Lender that as of the date of this Certificate:

 1. The undersigned is the ___of US Borrower.

 2. There exists no event or circumstance which is or which with the passage of time, the giving of notice, or both would constitute an Event of Default, as that term is defined in the Agreement, or, if such an event of circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that US Borrower has taken or proposes to take with respect thereto.

 3. No material adverse change in the condition, financial or otherwise, business, property, or results of operations of any Company has occurred since [date of last Compliance Certificate/last financial statements delivered prior to closing], or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that US Borrower has taken or proposes to take with respect thereto.

 4. US Borrower is in compliance with the representations, warranties and covenants in the Agreement, or, if US Borrower is not in compliance with any representations, warranties or covenants in the Agreement, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that US Borrower has taken or proposes to take with respect thereto.

 5. The financial statements of each Company being concurrently delivered herewith have been prepared in accordance with generally accepted accounting principles consistently applied and there have been no material changes in accounting policies or financial reporting practices of such Company since [date of the last Compliance Certificate/date of last financial statements delivered prior to closing] or, if any such change has occurred, such changes are set forth in a writing attached hereto.

     6. Attached hereto is a true and correct calculation of the financial covenants contained in the Agreement.

THE OILGEAR COMPANY
By

Title